AGENCY AGREEMENT


     THIS AGREEMENT is effective June 25, 1997 between OMNI GENERAL AGENCY, INC., 2911 Turtle Creek Blvd., Suite 300, Office 23, Dallas, Texas, 75219 ("General Agent"), and GAINSCO COUNTY MUTUAL INSURANCE COMPANY, 500 Commerce Street, Fort Worth, Texas 76102-5439 ("Insurer"), a Texas county mutual insurance company, and supersedes any Agency Agreement previously executed between said parties.

                             W I T N E S S E T H:

     WHEREAS, Insurer is a county mutual insurance company in the business of insuring various risks against certain hazards as authorized by Chapter 17, Texas Insurance Code; and

     WHEREAS, General Agent is in the business of underwriting, causing to be issued and servicing insurance policies and in supervising local agency and field operations on behalf of insurance companies; and

     NOW THEREFORE, in consideration of the mutual benefits to be derived by the parties hereto, it is agreed as follows:

I.   AUTHORITY OF GENERAL AGENT

     General Agent is an independent contractor, not an employee or partner of Insurer, and nothing in this Agreement shall be construed to create an employer/employee, partnership, or joint venture relationship between Insurer and General Agent.

     Subject to requirements imposed by law, the terms of this Agreement, and the underwriting policies, rules and guidelines of Insurer as specifically provided to General Agent, General Agent is authorized to:

     A. Subject to the absolute right of Insurer to reject, cancel or not renew any policy or risk to the extent permitted by applicable law or regulation, General Agent is authorized on behalf of Insurer, during the effective period of this Agreement, to underwrite, cause to be issued, and service insurance policies within the scope and limits granted in the schedules attached hereto as Exhibit A and Exhibit B, which schedules may from time to time be amended pursuant to Section IV herein.

     B. Only upon review and prior written approval of any reinsurers and reinsurance agreements by Insurer:
          1.   Bind reinsurance or retrocessions on behalf of Insurer;
          2.   Collect a payment from a reinsurer; and
          3.   Commit Insurer to a claim settlement with a reinsurer.

          General Agent shall promptly forward a report to Insurer for any actions taken pursuant to such prior approval. General Agent, on behalf of Insurer, shall neither cede reinsurance to a company which does not qualify for reinsurance credit under Article 5.75-1 of the Texas Insurance Code, nor cede, arrange, facilitate or bind Insurer to a reinsurer that General Agent knows is or will be unable to fulfill its obligations under the reinsurance agreement. It is the intent of the parties hereto that General Agent indemnify Insurer from any loss or damage which may result from reinsurance placed by General Agent for Insurer which arises from any act, error or omission by General Agent after the date of this Agreement. If as of the effective date of the Agreement, first written above, or at any time thereafter, General Agent is unable to provide reinsurance as required by the terms of this Section, it is understood and agreed that General Agent will not bind or write any policy on behalf of Insurer to take effect at or after said date, and that General Agent shall immediately cancel any policy that it may have bound or written on behalf of Insurer to take effect at or after said date. General Agent shall have no authority to commit Insurer to participate in insurance or reinsurance syndicates.

     C. Provide all usual and customary services of a managing general agent on all insurance contracts placed by General Agent with Insurer.

     D. Collect (net of commissions due producers or brokers), account for, receipt for, and pay premiums on business General Agent writes, and, as full compensation, to retain commissions out of premiums so collected in amounts as specified in Exhibit A. General Agent agrees that all premiums, including return premiums received by General Agent, are Insurer's property.

     E. Exercise General Agent's authority through authorized employees or affiliates of General Agent.

     F.   Represent other companies.

     G. Exercise exclusive and independent control of General Agent's time and conduct.

     H. Accept applications and appoint agents and producers on behalf of Insurer. MGA is responsible for assuring that the agent or producer appointed is at all times lawfully licensed to transact the type of insurance for which he is appointed and is not serving on Insurer's or MGA's Board of Directors. All contracts made with such agents or producers shall be made directly with MGA. Payment of all commissions paid on policies secured by such agent or producer shall be made directly to the agent or producer by MGA and those agents or producers shall have no claims whatsoever against Insurer for commissions, expenses, costs or otherwise, whether based on tort law, contract law, statutory law (including but not limited to Art. 21.11-1, Texas Insurance Code), a regulation or any other legal or equitable theory. MGA shall be responsible to Insurer and its reinsurers for the fidelity and honesty of its agents or producers and for all funds collected or business done by or entrusted to said agents or producers. MGA shall indemnify and save Insurer and its reinsurers harmless from all losses, claims, demands, expenses, legal fees and court costs, causes of action, damages, judgments and settlements resulting from or growing out of the acts or transactions of its employees or its agents or producers.

          MGA shall be authorized to terminate agents and producers appointed to Insurer for this program only after prior written approval of Insurer.

          Insurer retains the right to reject or terminate any agent or producer appointed by MGA to Insurer or to revoke this appointment and termination authority given MGA by Insurer immediately upon written notice.

          As a result of the authority granted above, MGA shall report, in a form agreeable to Insurer, the appointments and terminations of its agents made during each month, as well as the most current, cumulative list of outstanding agent appointments. This report shall be due to Insurer within fifteen (15) days of each month end.

 II.      DUTIES AND RESPONSIBILITIES OF GENERAL AGENT

     General Agent shall:

     A. Return to Insurer, upon demand after termination of this Agreement, all unused policies, forms, applications, advertising material, and any other forms or documents which bear Insurer's name. Such items shall be the property of Insurer. General Agent shall fully cooperate with and assist Insurer in recovering such items from third parties, if any. If General Agent fails to deliver said property within sixty (60) days after date of receipt of notice of intent to terminate this Agreement, General Agent shall bear any expenses which Insurer may expend in obtaining such items. In the event that policies cannot be accounted for by General Agent or have been destroyed, lost or mislaid, General Agent agrees to protect, forever defend and hold Insurer harmless against all persons and claims whatsoever on said policies.

     B. Maintain separately for Insurer and each other insurer with which General Agent does business, complete and current records and accounts, including underwriting and claim files, which General Agent shall retain for a minimum of five (5) years and for such longer period as may be required by any applicable laws, unless otherwise specified herein. Prior to the destruction of any such records, the parties shall agree what, if any, microfilming, computer storage, or other record preservation should be availed.

     C. Refund return commissions on policy cancellations or premium reductions, in each case, at the same rate at which such commissions were originally retained, but in no case shall General Agent be required to return, as commission or return commission, monies greater than the total commission paid or otherwise payable to General Agent.

     D. On behalf of Insurer, handle the settlement of all claims under said insurance policies; provided that, without the approval of Insurer, General Agent shall not pay or commit Insurer to pay a claim over an amount equal to one percent (1%) of Insurer's policyholder surplus as of December 31 of the last completed calendar year or $30,000, whichever is greater.

          General Agent shall report the following claims to Insurer within ten
          (10) days of determination that:
          1.   Any claim involves single or multiple fatalities.
          2.   Any claim involves incapacitating brain injury or blindness.
          3.   Any claim involves paraplegia or quadriplegia or amputation.
          4. Any claim involves extensive third degree burns over forty percent (40%) of the body.
          5. Any claim involves total disability or inability to return to previous occupation.
          6. Any claim involves or is likely to involve Insurer as a defendant and involves a non-claims matter, punitive or exemplary damages, claims for extra-contractual damages, negligent or bad faith claim handling or violation of any insurance code or regulation or other statute or regulation (including deceptive trade practices or unfair claims settlement practices).
               In such cases, Insurer shall be entitled to participate in such action or to assume the defense of such action. If Insurer assumes the defense of any such action, it shall not be liable to General Agent for any legal or other expenses subsequently incurred by General Agent in connection with such action.
          7.   Any claim involves a coverage dispute.
          8.   Any claim includes a demand in excess of policy limits.

          General Agent will furnish to Insurer a monthly loss and expense incurred claim report within ten (10) days after the end of each calendar month. General Agent shall report all other claims to Insurer in a timely and regular manner.

          General Agent shall maintain a claim file relating to each reported claim. These claim files shall be maintained for the period of time set forth in this Agreement. General Agent shall send Insurer a copy of any claim file, upon request by Insurer, within a reasonable time period.

          All claim files will be the joint property of Insurer and General Agent; provided, however, upon an order of liquidation of Insurer such files shall become the sole property of Insurer or its estate, but General Agent shall have reasonable access to and the right to copy such files on a timely basis. Insurer retains final authority over disputes concerning claims settlement and setting of claim reserves.

     E. Maintain a complete record of any and all complaints received regarding this program. General Agent shall retain this record for a minimum of three (3) years or for such other time as any applicable law or regulation may require.

     F. Indemnify and hold harmless Insurer for a ny costs or fines or penalties levied against Insurer by the Texas Department of Insurance or any authorized regulatory body for any matter relating to General Agent's failure to comply, either directly or indirectly, with any statutory or regulatory reporting requirement in a timely manner, or otherwise.

     G. Comply with the reasonable written instructions of Insurer with respect to proprietary or confidential information made available to General Agent by Insurer.

     H. Hold all premiums and any other monies belonging to Insurer, including return premiums received by General Agent, in a fiduciary capacity for Insurer. Except as otherwise authorized by this Agreement, General Agent shall maintain such premium monies in a separate bank account in a bank that is a member of the Federal Reserve System and is insured by the Federal Deposit Insurance Corporation. This account shall not be used for any purpose other than payments to or on behalf of Insurer.

     I. Comply with all regulatory requirements including, but not limited to, the cancellation, nonrenewal, or conditional renewal of policies.

     J. Indemnify and hold harmless Insurer, its successors, and assigns from any and all losses, claims, demands, causes of action, damages, judgments, settlements, costs, expenses, including all court costs, legal expenses and attorney's fees, and any extra-contractual obligations which Insurer may at any time sustain because of the failure of General Agent or any authorized producers or brokers to comply fully with the terms, provisions, and obligations of this Agreement, including but not limited to, the payment to Insurer, and its reinsurers, of all sums of money due, the delivery of all premiums, notes, policies, accounts, and notices which may become due from General Agent hereunder.

     K. Indemnify and hold harmless Insurer, its successors, and assigns from any and all losses, claims, demands, cause of action, judgments, settlements, expenses and costs, or any punitive, exemplary, compensatory or consequential damages, including any other extra-contractual obligations arising out of the conduct of General Agent or any authorized producers or brokers in the sale of any policy covered under this Agreement, or in the investigation, trial, or settlement of any claim or failure to pay or delay in payment of any benefits under any policy, in connection with the investigation or settlement or contesting the validity of claims or losses covered under this Agreement.

     L. Indemnify and hold harmless Insurer against any loss incurred by Insurer as a result of General Agent or any authorized producers or brokers accepting any risk except as described in Exhibit A attached hereto and made a part hereof.

     M. Maintain Errors and Omissions coverage with a limit of liability of not less than $500,000 per claim/aggregate. General Agent shall give evidence to Insurer of such coverage and its continued renewal.

     N. Maintain in force a Fidelity Bond protecting General Agent against acts of dishonesty by its employees in the amount of $250,000. General Agent shall give evidence to Insurer of such Bonds and its continued renewal.

 III.     ACCOUNTING AND REPORTING PROCEDURES

     General Agent shall:

     A. Within thirty (30) days after the end of each month, remit to Insurer funds due Insurer in settlement of its proportionate part of premiums, claims and commissions for such month. Balances due General Agent shall be paid on the same basis as General Agent is obligated to pay. General Agent may not offset balances due to Insurer hereunder against balances due General Agent under any other contract with Insurer. General Agent is liable to Insurer for all premiums due regardless of whether or not insureds, agents or producers have paid such premiums to General Agent, and General Agent shall bear the sole responsibility and risks for collection of any advanced monies for payment of premiums.

     B. With regard to business placed by General Agent with Insurer hereunder, furnish to Insurer in such form as Insurer shall designate from time to time:
          1. Within fifteen (15) days after the end of each month, a report of written, earned and unearned premiums; claims and claim adjustment expenses paid and outstanding; claims and claim adjustment expenses incurred; claims and claim adjustment expenses incurred but not reported; commissions earned by General Agent; and such other information as may be reasonably requested by Insurer, which information Insurer shall maintain on file for three years and shall make available to insurance regulatory authorities for review. Insurer agrees to allow preliminary claim and claim adjustment expense reserve information to be furnished per above within fifteen (15) days after the end of each month, but in no circumstances shall final claim and claim adjustment expense reserve information (including IBNR) be furnished to Insurer later than twenty-five
               (25) days after the end of each month;
          2. Within fifteen (15) days after the end of each month, receivable and payable reports for all insurance and reinsurance transactions.
          3. Within fifteen (15) days after the end of each calendar quarter, such detail and summary reports as are required to meet all reporting requirements of state regulatory or taxation authorities including, but not limited to:
               a. direct premiums (written and earned) and claims (paid, outstanding and incurred) by class. Insurer agrees to allow preliminary claim and claim adjustment expense reserve information to be furnished per above within fifteen (15) days after the end of each calendar quarter, but in no circumstances shall final claim and claim adjustment expense reserve information (including IBNR) be furnished to Insurer later than twenty-five (25) days after the end of each calendar quarter;
               b. reinsurance ceded to and claims (including paid claims and claim adjustment expense on outstanding known cases and claims incurred but not reported) recoverable by reinsurers;
               c. letters of credit, funds or other collateral held on behalf of Insurer which relates to reinsurance ceded;
               d.   unearned premiums and in-force premium data; and
               e. such other information as may be reasonably requested by Insurer.
          4. By the first business day of February of each year, all information required to complete Insurer's annual statutory financial statements.

     C. Furnish to Insurer, quarterly and annual financial statements of General Agent and any affiliates in such form agreeable to Insurer.

     D. Supply all information necessary for the proper and timely filings associated with the Texas Private Passenger Automobile Statistical Plan, and any other filings required by the Texas Department of Insurance or any regulatory agency to whom Insurer is required to report.

 IV.      CHANGES IN AGREEMENT

     A. This Agreement may be revised by mutual agreement of General Agent and Insurer and such revision shall be evidenced by a written agreement duly executed by authorized representatives of General Agent and Insurer, which specifies the effective date thereof.

     B.   Except with regard to the policy-issuing capacities provided for in section I.A, Insurer may revise this Agreement to conform to any change in statute, rule, or regulation, or to any other Department of Insurance mandate in a reasonable manner by giving General Agent at least sixty (60) days advance written notice, or such other period of notice as allowed by the above statute, rule, regulation or Department of Insurance mandate if less than sixty (60) days. The notice shall set forth the proposed revision(s) and their effective date(s).

 V.       TERMINATION OF AGREEMENT

     A. This Agreement shall remain in force unless cancelled as of any date by either party giving the other party at least ninety (90) days advance written notice of the intent to cancel.

     B. This Agreement may be terminated immediately by Insurer upon giving written notice to General Agent in the event of:
          1. The misappropriation by General Agent of any of Insurer's funds or property;
          2.   Willful failure to render timely and proper premium accounting.
          3.   The fraud, gross negligence or willful misconduct of General
               Agent;
          4. An assignment by General Agent for the benefit of creditors; the dissolution or liquidation of General Agent; the appointment of a receiver or liquidator for a substantial part of General Agent's property; the institution of bankruptcy, insolvency or similar proceedings by or against General Agent;
          5. Material violation by General Agent of any provision of this Agreement;
          6. Issuance of any insurance policy not authorized pursuant to this Agreement;
          7. Any public authority suspends, cancels or declines to renew General Agent's managing general agent's license or such license is not renewed or General Agent otherwise allows it to lapse, which has not been remedied by General Agent within thirty (30) days of notice or discovery;
          8. Improper market conduct by General Agent. General Agent is expected to exercise sound underwriting practices and charge rates that will earn a profit. If it is determined by Insurer that General Agent is not following the above requirements, Insurer reserves the right to immediately terminate the Agreement upon giving written notice, recommend higher rates or perform some other action Insurer deems appropriate under the circumstances.

     C. This Agreement may be terminated at any time by mutual written agreement.

     D.   In the event of the termination of this Agreement:
          1.   General Agent duties and responsibilities as contained in
               Section II shall survive unless Insurer otherwise notifies General Agent in writing.
          2. General Agent shall, unless notified in writing to the contrary by Insurer:
               a. Continue to represent Insurer for the purpose of servicing insurance contracts placed by General Agent with Insurer which are in force on, or renewed at Insurer's election, or as required by law, after the date of termination of this Agreement and continue to receive its normal compensation for such services.
               b. Issue and countersign appropriate endorsements on contracts of insurance in force, provided that without prior written approval of Insurer, such endorsement shall not increase or extend Insurer's liability or extend the term of any insurance contract.
               c. Collect and receipt for premiums and retain commissions out of premiums collected as full compensation.
          3. General Agent's records, use and control of expirations shall remain the property and be left in the possession of General Agent, provided all amounts due Insurer under this Agreement are paid. If all such amounts due Insurer are not paid within the thirty (30) days of demand, the records, use and control of all expirations of business placed with Insurer shall be vested in Insurer. Upon written request from Insurer, General Agent will make all of such records and expirations immediately available to Insurer.
          4. If in disposing of such records and expirations Insurer does not realize sufficient money to discharge in full General Agent's indebtedness to Insurer and any expense incurred by Insurer relative to the disposition (including, but not limited to, legal fees), General Agent shall remain liable for the balances of such indebtedness and expense. Any amount realized in excess of such indebtedness and expense shall be returned to General Agent.

     E. Any notice issued pursuant to this Section shall be effective on the day after it is received by General Agent.

 VI.      SUSPENSION OF AGENT'S AUTHORITY

     A. Insurer may, in lieu of terminating this Agreement, by notice to General Agent, immediately suspend General Agent's authority to bind or write new or renewal business and/or change any existing insurance policy and/or settle any claim during the pendency of any of the following events:
          1.   General Agent is delinquent in payment of any monies due
               Insurer; or
          2. Any dispute exists between General Agent and Insurer regarding the existence of any of the events listed in Section V.B.

     B. Such suspension shall remain in effect until delinquency is cured or dispute is resolved and General Agent receives written notification from Insurer to that effect. If such delinquency is not cured within fifteen (15) days from the date of receipt of written notification by General Agent of such delinquency, Insurer may exercise its right to terminate this Agreement under Section V.B.

     C. Unless otherwise notified in writing to the contrary by Insurer, General Agent's obligation under this Agreement shall continue during the suspension of General Agent's authority under this Agreement.

     D. Any notice of suspension issued pursuant to this Section shall be effective on the day after it is received by General Agent.

 VII.     MISCELLANEOUS

     A. General Agent shall not commit Insurer to any expenses or obligations not specifically provided for herein without the prior written permission of Insurer.

     B. Insurer shall have the right to oversee and supervise the operation of this Agreement, including but not limited to the right at all reasonable times, to have access to and to copy at Insurer's expense General Agent's books and records as they relate to this Agreement in a form usable by Insurer, which rights shall survive the termination or expiration of this Agreement. The Commissioner of Insurance of Texas shall have at all reasonable times the right of access to all books and records and bank accounts of General Agent in a form usable by such official.

     C. Insurer shall conduct and make available to the Commissioner of Insurance for review a semi-annual examination of General Agent.
          Such examination must remain on file with Insurer for three (3) years or for such other time as any applicable law or regulation may require, and contain, at a minimum, the following information:
          1.   Claims procedures;
          2.   Timeliness of claims payments;
          3.   Timeliness of premium reporting and collection;
          4.   Compliance with underwriting guidelines; and
          5.   Reconciliations of policy inventory.

     D. If within any thirty (30) day period, Insurer's aggregate premium volume increases by thirty percent (30%) or more, Insurer shall conduct, within ninety (90) days of said period, an examination of General Agent if General Agent:
               (i) Writes greater than twenty percent (20%) of Insurer's aggregate premium volume; and

               (ii) Has experienced an increase of twenty percent (20%) or more of premium volume during the thirty (30) day period.

     E. The provisions of this Agreement shall be deemed to be severable, and if any phrase, clause, sentence or provision of this Agreement is adjudged void or unenforceable, the remainder of the Agreement shall remain in full force and effect. Any provision of this Agreement which conflicts with applicable law or regulation will be amended to the minimum extent necessary to effectuate compliance with such law or regulation.

     F. General Agent shall not have authority to represent Insurer on an exclusive basis with respect to any policy form, line, class or subclass of business, unless otherwise authorized in writing by Insurer.

     G. Failure of either party to enforce compliance with any term or condition of this Agreement shall not constitute a waiver of such term or condition. No waiver of any breach or default hereunder shall be valid unless in writing and signed by the party giving such waiver, and no such waiver shall be deemed a waiver of any subsequent breach or default of the same or similar nature.

     H. This Agreement shall be construed in accordance with the laws of the State of Texas.

     I. If any dispute shall arise between Insurer and General Agent with reference to the interpretation of this Agreement, the dispute shall be referred to three (3) arbitrators, one to be chosen by each party and the third by the two so chosen. If either party refuses or neglects to appoint an arbitrator within thirty (30) days after the receipt of written notice from the other party requesting it to do so, the requesting party may nominate two arbitrators who shall choose the third. The third arbitrator shall be chosen within thirty
          (30) days of nomination of the previous two arbitrators. Should the two arbitrators not be able to agree on the choice of the third, then the appointment shall be left to the Commissioner of Insurance of Texas. Each party shall submit its case to the arbitrators within thirty (30) days after the appointment of the arbitrators. The arbitrators shall be relieved of all judicial formalities and may abstain from following the strict rules of law. The decision of a majority of the arbitrators shall be final and binding on both Insurer and General Agent. The expense of the arbitration, including the fees of the arbitrators, shall be equally divided between Insurer and General Agent. Any such arbitration shall take place in Fort Worth, Texas, unless some other location is mutually agreed upon by Insurer and General Agent. The arbitrators shall be disinterested parties and shall be active or retired officers or executives of property and casualty insurance or reinsurance companies. The laws of the State of Texas shall apply to the interpretation of any provision herein.

     J. This Agreement may not be directly or indirectly assigned by either party in whole or in part, nor may General Agent appoint a sub managing general agent.

     K. Except as otherwise herein provided, any notice or other communications required or permitted hereunder shall be sufficiently given if sent by certified or registered mail, postage prepaid, to the addresses to stated at the beginning of this Agreement or such other address as notified by either party to the other.

     L. General Agent shall notify Insurer in writing within thirty (30) days if there is a change in:
          1. ownership of ten percent (10%) or more of the outstanding voting stock of General Agent;
          2.   any principal officer of General Agent; or
          3.   any director of General Agent.

     M. All business coming within the scope of this Agreement shall be reinsured on a 100% Quota Share basis with Omni Insurance Company. Omni Insurance Company, because of the nature of said reinsurance agreement, shall have the right to act on all such matters coming within the scope of this Agreement as though it were the Insurer, but by doing so or not doing so, shall not invalidate the right of the Insurer to act hereunder.

     N. If General Agent or any agent uses Insurer's name in any form of advertising, a copy of the proposed advertisement shall be forwarded to Insurer prior to its use. No advertisement is to be used without the prior written permission of Insurer. In the event an advertisement containing Insurer's name is used by General Agent or any producer or broker, General Agent shall maintain a copy of the advertisement and full details concerning where, when, and how it was used, and comply with all legal requirements regarding content, review and approval of advertising and maintenance of records. Upon written permission of General Agent, Insurer may use, in whole or in part, any forms, endorsements, applications, rate cards, brochures, advertisements, advertising ideas, or any other similar material designed and/or developed by General Agent relating to the business covered by this Agreement.

     O. Insurer shall not be responsible for any expenses of General Agent, including but not by way of limitation, expenses such as rentals, transportation facilities, clerk hire, non-claim related attorney's fees (including General Counsel fees), municipal taxes, county taxes, occupational taxes, not based on premiums, commissions to producers or brokers, and any other agency expenses of whatever kind or description. Fees for the licensing of local agents, producers or brokers shall also be expenses of General Agent.

     P. The headings of the various sections herein are for convenience of reference only and shall not define or limit any of the terms or provisions hereof.

     Q. The commission allowed General Agent in Exhibit A shall represent the full compensation for all services rendered. Insurer shall have no obligation for payment of commissions, fees or other compensation to any producer or broker under this program.

     IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first written above.

                                        GAINSCO COUNTY MUTUAL INSURANCE COMPANY

/s/ Gaye S. LeBoutillier                By: /s/ Norman Alberigo
----------------------------------         ---------------------------------
      Witness


   August 20, 1997                      Title: Vice President
----------------------------------            ------------------------------
      Date


                                        OMNI GENERAL AGENCY, INC.

/s/ Wayne K. Whiten                     By: /s/ Joseph John Graziano
----------------------------------         --------------------------------
      Witness

      9-4-97                            Title: President
----------------------------------            -----------------------------
      Date


























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